EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-139966) (the “Post-Effective Amendment”) of Teton Energy Corporation (formerly Teton Petroleum Company) on Form S-8 of our report dated March 7, 2006 on the December 31, 2005, 2004 and 2003 consolidated financial statements of Teton Energy Corporation appearing in the Annual Report on Form 10-K of Teton Energy Corporation for the year ended December 31, 2005. We also consent to the reference to us under the heading “EXPERTS” in this Post-Effective Amendment.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

January 16, 2007

Denver, Colorado